Exhibit 99.1	Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports fourth quarter and full-year results;
declares cash distribution
Sioux City, Iowa (Feb. 8, 2007)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $17.5 million, or $.93 per limited partnership unit, on revenues of $118.5 million for the fourth quarter ended Dec. 31, 2006. This compares with a net loss of $8.4 million, or $.45 per unit, on revenues of $117.7 million for the 2005 fourth quarter. For 2006, TNCLP’s net income was $46.2 million, or $2.45 per unit, on revenues of $425.1 million, compared to net income of $55.9 million, or $2.95 per unit, on revenues of $455.5 million for 2005.
TNCLP also announced a cash distribution for the quarter ended Dec. 31, 2006, of $.97 per limited partnership unit payable Feb. 27, 2007, to holders of record as of Feb 15, 2007.
Analysis of results
The improvement over the 2005 fourth quarter was mainly due to a $46 million reduction in natural gas costs and higher sales volumes. These factors were partially offset by a $20 million decline from the prior year’s ammonia and UAN selling prices.
The decline in TNCLP’s 2006 net income was due to lower ammonia and UAN sales volumes and lower UAN selling prices, partially offset by higher ammonia selling prices and lower natural gas costs. The lower sales volumes were mainly due to fewer planted corn acres and reduced fertilizer application rates in the 2006 first half. Natural gas prices decreased 9 percent from those incurred in 2005 due to increased levels of natural gas in storage. Forward natural gas purchase contracts increased 2006 costs by approximately $25.3 million.
Forward natural gas position
TNCLP’s forward purchase contracts at Dec. 31, 2006, fixed prices for about 22 percent of its next 12 months’ natural gas requirements at $6.5 million above the published forward market prices at that date.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Product revenues	$118,272	$117,609	$424,698	$454,784
Other income	203	114	399	738

Total revenues	118,475	117,723	425,097	455,522
Cost of goods sold	99,165	124,387	371,971	392,330

Gross profit	19,310	(6,664)	53,126	63,192
Operating expenses	2,343	1,772	8,634	7,711
Interest expenses—net	(576)	(21)	(1,700)	(460)

Net income	$17,543	$(8,415)	$46,192	$55,941

Earnings per limited partnership unit	$0.93	$(0.45)	$2.45	$2.95

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price*	Volumes	Unit Price*
Quarter	(000 tons)	($/ton)	(000 tons)	($/ton)

Ammonia	106	309	79	363
UAN	569	126	523	150

	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price*	Volumes	Unit Price*
Year to Date	(000 tons)	($/ton)	(000 tons)	($/ton)

Ammonia	274	344	286	325
UAN	2,089	135	2,178	148

*	After deducting outbound freight costs.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$62,287	$7,491
Demand deposit with affiliate	2,457	26,505
Accounts receivable	37,676	32,088
Inventories	22,709	26,732
Other current assets	3,334	12,356

Total current assets	128,463	105,172
Property, plant and equipment, net	74,096	75,920
Other assets	15,655	10,200

Total assets	$218,214	$191,292

LIABILITIES
Short-term note and current portion of long-term debt	$—	$12
Accounts payable and accrued liabilities	38,342	25,113
Customer prepayments	35,326	31,673

Total current liabilities	73,668	56,798
Long-term liabilities	474	135

Total liabilities	74,142	56,933
PARTNERS’ EQUITY	144,072	134,359

Total liabilities and partners’ equity	$218,214	$191,292